AUDIOVOX CORPORATION REPORTS RESULTS FOR THREE MONTHS ENDED FEBRUARY 28, 2006

HAUPPAUGE, NY, APRIL 10, 2006 - Audiovox Corporation (Nasdaq: VOXX) today announced results for its transition period, ended February 28, 2006.

The Company had previously indicated in its February 13, 2006 press release that it would be changing its fiscal year end from November 30 to February 28 and that it would file a Form 10-K for the transition period. However, after evaluating the internal resources and requirements necessary for the transition period, the Company has decided to file the transition report for the change in year-end on Form 10-QT. The report may be viewed by visiting the Company's website, www.audiovox.com or the Securities and Exchange Commission site, www.sec.gov.

Audiovox Corporation (the "Company") reported net sales for the transition period ended February 28, 2006 of $103.1 million, a decrease of 11.1% compared to net sales of $116.0 million reported in the same period last year ("fiscal 2005 first quarter"). Net income from continuing operations was $0.4 million or income of $0.02 per diluted share compared to a net loss of $0.6 million or a loss of $0.02 per diluted share in the comparable prior year period. Including discontinued operations, the Company reported net income of $0.2 million or net income per diluted share of $0.01 compared to a net loss of $1.2 million or $0.05 per diluted share in the similar 2005 period. Net income was favorably impacted by a tax benefit of $1.9 million during the transition period ended February 28, 2006.

Mobile Electronics, which represented 68.7% of net sales, reported revenue of $70.8 million compared to net sales of $74.7 million reported in the comparable prior year period. Mobile Electronics sales were adversely impacted by a sales decline in private label products and lower priced satellite radio units compared to the prior year period. Offsetting these declines were increased sales generated from the Terk product line, which was acquired in January 2005, higher sales of Jensen mobile multi-media product lines and higher sales of our DVD Shuttle system. Consumer Electronics, which represented 31.3% of net sales, had sales of $32.2 million, a decrease of 22.0% compared to net sales of $41.3 million reported in the comparable 2005 period. This decrease was due primarily to lower sales of portable DVD and LCD flat panel TV's as a result of a non-recurrence of one-time retail promotional offers that occurred in the prior year comparable period.

Gross margins for the period ended February 28, 2006 were 15.2%, as compared to 13.9% reported in the comparable year-ago period and 6.2% reported at fiscal year-end. The increase in gross profit margins, both year-over-year and sequentially, was related primarily to higher margins in the mobile video category as new mobile video products were introduced earlier this year, higher margins associated with the Jensen product line as well as a reduction in lower margin products in the portfolio mix which are now considered "discontinued."

Operating expenses for the transition period ended February 28, 2006 were $18.8 million, a decrease of $3.1 million or 14.0% as compared to operating expenses of $21.9 million reported in the fiscal first quarter ended February 28, 2005. The reduction in operating expenses was seen in most areas, as SG&A expenses were down due to lower sales volume and corporate expenses were down due to reduced advertising costs, officer salaries and professional fees.

                                     -MORE-

                                  EXHIBIT 99.1

AUDIOVOX REPORTS RESULTS FOR THE THREE MONTHS ENDED FEBRUARY 28, 2006
PAGE 2 OF 5

Patrick Lavelle, President and CEO of Audiovox stated, "Our results this quarter reflect many of the changes that were implemented over the past six months and we believe we're on track to restoring historical profitability levels in the near-future. While our sales were off versus the comparable period last year, there are several lines that are no longer in the product mix and there were a number of one-time retail promotions that took place last year and did not repeat this year. Most of our product lines are performing well and as we gear up for new product introductions over the next 90 days and beyond, we feel confident that we will begin posting stronger results, both on the top and bottom-lines."

Lavelle continued, "We are especially pleased with the outlook for our satellite radio, mobile video, mobile multi-media and LCD TV line-up in fiscal 2006. Customer demand has been strong and there has been a lot of interest regarding our new offerings, which were displayed at CES earlier in the year. Additionally, there's been a great deal of interest in Home Decor, our new home speaker concept under the Acoustic Research brand, which is in active market test this quarter. Acquired brands have been performing well, our partnerships are strong and our new supply agreements in satellite radio, one of our identified growth categories, should protect us from market volatility that may occur. With new products coming to market this Summer, a solid cash position, strong balance sheet and improved operating structure, we believe Audiovox is well-positioned for the future."

During the transition period, Audiovox repurchased 168,800 shares of its common stock for a total purchase price of approximately $2.3 million. This is part of the Share Repurchase Program previously authorized by the Board of Directors in September, 2000.

TRANSITION PERIOD CONFERENCE CALL

The Company will be hosting its  conference
call tomorrow morning on Tuesday, April 11th at 10:00 a.m. EDT. Interested parties can participate by logging onto the Audiovox website at http://www.audiovox.com under "Investor Relations". For those who will be unable to participate on the call, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

                 TOLL-FREE CALL-IN NUMBER (REPLAY): 888-286-8010
               INTERNATIONAL CALL-IN NUMBER (REPLAY): 617-801-6888
                              ACCESS CODE: 19305716

ABOUT AUDIOVOX

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

SAFE-HARBOR LANGUAGE

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in

                                     - MORE-


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AUDIOVOX REPORTS RESULTS FOR THE PERIOD ENDED FEBRUARY 28, 2006
PAGE 3 OF 5

the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2005 and its Form 10-QT for the transition period ended February 28, 2006.

Company Contacts:
-----------------
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com

                                    - MORE -

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      NOVEMBER 30,  FEBRUARY 28,
                                                          2005          2006
                                                  ----------------  ------------
                                                                     (UNAUDITED)

ASSETS

Current assets:

   Cash and cash equivalents                             $ 14,164      $16,280
   Restricted cash                                          1,474        1,488
   Short-term investments                                 108,766      160,799
   Accounts receivable                                    128,430       88,671
   Inventory                                              129,120       96,150
   Receivables from vendors                                 8,075        9,830
   Prepaid expenses and other current assets                6,749        6,023
   Deferred income taxes                                    9,992        8,218
                                                         --------      -------
       Total current assets                               406,770      387,459

Investment securities                                      11,998       14,709
Equity investments                                         12,073       11,834
Property, plant and equipment, net                         19,717       18,799
Excess cost over fair value of assets acquired             16,138       16,067
Intangible assets                                          11,060       11,002
Deferred income taxes                                       6,054        3,989
Other assets                                                2,054        2,153
                                                         --------      -------
       Total assets                                     $ 485,864    $ 466,012
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                     $ 23,998       $13,776
   Accrued expenses and other current liabilities         24,574        17,907
   Accrued sales incentives                                9,826         8,512
   Income taxes payable                                    1,770             -
   Bank obligations                                        4,757         5,329
   Current portion of long-term debt                       1,357         1,371
                                                         -------        ------
       Total current liabilities                          66,282        46,895

Long-term debt                                             6,357         5,924
Capital lease obligation                                   5,917         5,892
Deferred compensation                                      6,151         6,569
                                                          ------        ------
       Total liabilities                                  84,707        65,280

Commitments and contingencies
Total stockholders' equity                               401,157       400,732
                                                         -------       -------
Total liabilities and stockholders' equity              $485,864     $ 466,012
                                                        ========     =========

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE THREE MONTHS ENDED FEBRUARY 28
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)


                                                             2005         2006
                                                             ----         ----

Net sales                                                $  115,980   $ 103,050
Cost of sales                                                99,909      87,400
                                                          ---------    ---------
Gross profit                                                 16,071      15,650
                                                          ---------     --------

Operating expenses:
     Selling                                                  7,991       6,824
     General and administrative                              12,414      10,517
     Engineering and technical support                        1,467       1,468
                                                           --------      -------
     Total operating expenses                                21,872      18,809
                                                           --------      -------
                                                             (5,801)     (3,159)
Operating loss                                             ---------     -------

Other income (expense):
     Interest and bank charges                                 (633)       (560)
     Equity in income of equity investees                       353          474
     Other, net                                               4,605       1,769
                                                           ---------     -------
     Total other income, net                                  4,325        1,683
                                                           ---------     -------

  Loss from continuing operations before income taxes        (1,476)     (1,476)
Income tax benefit                                              924       1,843
                                                            --------     -------
  Net (loss) income from continuing operations                 (552)        367

  Net loss from discontinued operations, net of tax            (653)       (184)
                                                            --------     -------

Net (loss) income                                          $ (1,205)      $ 183
                                                           =========      ======

Net (loss) income per common share (basic):
   From continuing operations                              $  (0.02)     $ 0.02
   From discontinued operations                               (0.03)      (0.01)
                                                           ---------     -------
Net (loss) income per common share (basic)                 $  (0.05)     $ 0.01
                                                           =========     ======

Net (loss) income per common share (diluted):
   From continuing operations                              $  (0.02)     $ 0.02
   From discontinued operations                               (0.03)      (0.01)
                                                           ---------    --------
Net (loss) income per common share (diluted)               $  (0.05)     $ 0.01
                                                           =========    =======

  Weighted-average common shares outstanding (basic)     22,051,443  22,526,497
                                                         =========== ===========
  Weighted-average common shares outstanding (diluted)   22,051,443  22,766,593
                                                         =========== ===========